Exhibit 10.6

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) was initially entered into on July 27, 2021, (the “Effective Date”) and has subsequently been amended on the date hereof by Hemab Inc. (the “Company”), and Benny Sørensen (“Executive”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

R E C I T A L S

WHEREAS, the Company desires to employ Executive as its Chief Executive Officer and President, and to enter into an agreement embodying the terms of such employment; and

WHEREAS, Executive desires to accept such employment and enter into such an agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the Parties agree as follows:

1. Duties and Scope of Employment.

(a) Positions and Duties. As of the Effective Date, Executive will serve as Chief Executive Officer and President of the Company. Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, as shall reasonably be assigned to Executive by the Company’s Board of Directors (the “Board”). The period of Executive’s at-will employment under the terms of this Agreement is referred to herein as the “Employment Term.”

(b) Obligations. During the Employment Term, Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board; it being understood and agreed that the Executive shall be entitled to act as the Chief Executive Officer of the Company’s parent company, Hemab ApS (the “Parent”).

(c) Acknowledgement of Other Obligations. The Company acknowledges that as of the date first written above Executive has been engaged by Codiak BioSciences, Inc., a Delaware corporation (“Codiak”) as an advisor and consultant (the “Advisory Services”). Anything to the contrary notwithstanding, Company acknowledges agrees that the performance by Executive of the Advisory Services shall not comprise a breach by Executive of his duties under clauses (a) and/or (b) above. In addition to the Advisory Services, the Executive may participate as a member of the board of directors or a strategic advisor to up to three (3) separate business entities, provided, however, that Executive may not participate as member of more than one (1) board of directors at a time, which are not directly or indirectly competitive with, or would otherwise conflict with Executive’s employment by the Company, upon the prior consent of the Board of Directors of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

2. At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice, for any reason or no reason. Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company.

3. Compensation.

(a) Base Salary. During the Employment Term, the Company will pay Executive as compensation for Executive’s services a base salary at a rate of $40,000 per month, as modified from time to time at the discretion of the Board or a duly constituted committee of the Board (the “Base Salary”). The Base Salary will be paid in regular installments in accordance with the Company’s normal payroll practices (subject to required withholding). Any increase or decrease in Base Salary (together with the then existing Base Salary) shall serve as the “Base Salary” for future employment under this Agreement. The first and last payment will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

(b) Start Bonus. To compensate for the missed cash bonus from Executive’s prior employment, Executive will also be eligible to earn a one-time bonus in an amount equivalent to 100% of Executive’s 2021 bonus as determined by his prior employer (as documented to the Company by Executive) up to $120,000, less applicable withholdings (“Start Bonus”). The Company will pay Executive the Start Bonus, if any, by no later than March 15th, 2022. Executive will earn the Start Bonus if Executive remains continuously employed with the Company through the one-year anniversary of the Effective Date. If Executive’s employment with the Company terminates for any reason prior to the one-year anniversary of the Effective Date, Executive agrees to repay the entire Start Bonus paid to Executive by the Company in advance of becoming earned.

(c) Annual Bonus. Executive will also be eligible to earn an annual bonus with a target amount equal to 50% of the Base Salary (the “Annual Bonus”). The amount of this Annual Bonus, if any, will be determined based, in part, on Executive’s performance and the performance of the Company during the calendar year, as reflected in a mutually agreed plan, which plan will describe relevant milestones, targets and criteria for earning such Annual Bonus. The Company and the Executive will negotiate in good faith and cooperate in the preparation of such plan as soon as possible after the Effective Date of this Agreement and at or about the end of each fiscal year of the Company. The Company will pay Executive this Annual Bonus, if any, by no later than March 15th of the following calendar year for each calendar year during which the Executive was employed by the Company. In the event of a termination of the Executive without Cause or for Good Reason, a pro-rated portion of the Annual Bonus for the year in which such termination occurs will be paid based upon the time elapsed or portion of the applicable milestone criteria, as appropriate, and no pro-rated amount will be paid if Executive’s employment terminates for Cause or without Good Reason prior to the payment date.

(d) Stock Option. As of the Effective Date, it will be recommended to the Board of Directors of Parent (the “Parent Board”) that Parent grants Executive an option to subscribe for shares of Parent’s common stock at the fair market value as determined by the Parent Board as of the date of grant, equal to a total of 4.5% of Parent’s fully-diluted share capital after each respective tranche in Parent’s anticipated Series A Preferred Stock financing, consisting of existing Series Seed Round warrants (1.05%), which have already been fully granted to Executive on 2 February 2021 under a warrant agreement between Executive and Parent dated same day, plus warrants from the Series A Employee Stock Option Program to be implemented after closing of Parent’s anticipated Series A Preferred Stock financing (3.45%) (the “Option”). To be eligible, Executive must still be employed by the Company when the Parent Board grants the Option. It is intended that the Option shall, to the extent it so qualifies, be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations promulgated thereunder. The Option will be subject to the terms, definitions and provisions of Parent’s Stock Plan (the “Option Plan”) to be implemented by Parent after closing of Parent’s anticipated Series A Preferred Stock financing, which is incorporated herein by reference.

(i) Executive will be eligible to receive awards of stock options, restricted stock or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or a committee of the Board shall determine in its discretion whether Executive shall be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

4. Employee Benefits. During the Employment Term, Executive will be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, and flexible-spending account plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5. Vacation. Executive will be eligible to accrue a maximum of six (6) weeks paid vacation per year, in accordance with the Company’s vacation policy, which shall be taken subject to the demands of the Company’s business and Executive’s obligations as an employee of the Company with a substantial degree of responsibility.

6. Business Expenses. During the Employment Term, the Company will reimburse Executive for reasonable business travel, entertainment or other business expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7. Termination on Death or Disability.

(a) Effectiveness. Executive’s employment will terminate automatically upon Executive’s Death or, upon fourteen (14) days prior written notice from the Company, in the event of Disability.

(b) Effect of Termination. Upon any termination for death or Disability, Executive shall be entitled to: (i) Executive’s Base Salary through the effective date of termination; (ii) the right to continue health care benefits under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”), at Executive’s cost, to the extent required and available by law; (iii) reimbursement of expenses for which Executive is entitled to be reimbursed pursuant to Section 6 above, but for which Executive has not yet been reimbursed; and (v) no other severance or benefits of any kind, unless required by law or pursuant to any other written Company plans or policies, as then in effect.

8. Involuntary Termination for Cause; Resignation Without Good Reason.

(a) Effectiveness. Notwithstanding any other provision of this Agreement, the Company may terminate Executive’s employment at any time for Cause or Executive may resign from Executive’s employment with the Company at any time without Good Reason. Termination for Cause, or Executive’s resignation without Good Reason, shall be effective on the date either Party gives notice to the other Party of such termination in accordance with this Agreement unless otherwise agreed by the Parties. In the event that the Company accelerates the effective date of a resignation, such acceleration shall not be construed as a termination of Executives employment by the Company or deemed Good Reason for such resignation. For the avoidance of doubt, the Executive’s employment with the Company is “at-will” employment and neither the Company nor the Executive is in case of termination entitled to any notice period, see Section 2 above.

(b) Effect of Termination. In the case of the Company’s termination of Executive’s employment for Cause, or Executive’s resignation without Good Reason, Executive shall be entitled to receive: (i) Base Salary through the effective date of the termination or resignation, as applicable; (ii) reimbursement of all business expenses for which Executive is entitled to be reimbursed pursuant to Section 6 above, but for which Executive has not yet been reimbursed; (iii) the right to continue health care benefits under COBRA, at Executive’s cost, to the extent required and available by law; and (iv) no other severance or benefits of any kind, unless required by law or pursuant to any other written Company plans or policies, as then in effect.

9. Involuntary Termination Without Cause; Resignation for Good Reason.

(a) Effect of Termination. The Company shall be entitled to terminate Executive with or without Cause at any time, subject to the following (for the avoidance of doubt, the Executive’s employment with the Company is “at-will” employment and neither the Company nor the Executive is in case of termination entitled to any notice period, see Section 2 above):

(i) If Executive is terminated by the Company involuntarily without Cause (excluding any termination due to death or Disability) or Executive resigns for Good Reason, then, subject to the limitations of Sections 9(b) and 25 below, Executive shall be entitled to receive: (A) Executive’s Base Salary through the effective date of the termination or resignation; (B) a portion of the Annual Bonus, as determined in accordance with Section 3(c); (C) continuing severance pay at a rate equal to one hundred percent (100%) of Executive’s Base Salary, as then in effect (less applicable withholding), for a period of six (6) months from the date of such termination, plus one (1) additional month for each year of Executive’s employment by the Company up to a total of six (6) additional months after six (6) years of employment, to be paid periodically in accordance with the Company’s normal payroll practices or, at the Company’s sole discretion, as a lump sum payment; (D) reimbursement of all business expenses for which Executive is entitled to be reimbursed pursuant to Section 6 above, but for which Executive has not yet been reimbursed; (E) the right to continue health care benefits under COBRA, at Executive’s cost, to the extent required and available by law; and (F) no other severance or benefits of any kind, unless required by law or pursuant to any written Company plans or policies, as then in effect.

(b) Conditions Precedent. Any severance payments contemplated by Section 9(a) above are conditional on Executive: (i) continuing to comply with the terms of this Agreement and the Confidential Information Agreement; and (ii) signing and not revoking a separation agreement and release of known and unknown claims in the form containing customary and reasonable terms and conditions prepared and provided by the Company in good faith (including nondisparagement, non-competition, non-solicitation and cooperation provisions) (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date or such earlier date required by the release (such deadline, the “Release Deadline”), unless the failure of such effectiveness to occur by the Release Deadline is a result of the Company’s failure to negotiate in good faith or to execute and deliver such Release for reasons which are not due to Executive’s breach of clauses (i) and (ii) above (a “Company Failure”). If the Release does not become effective by the Release Deadline other than a result of a Company Failure, Executive will forfeit any rights to severance or benefits under this Section 9 or elsewhere in this Agreement. Any severance payments or other benefits under this Agreement that would be considered Deferred Compensation Separation Benefits (as defined in Section 26) will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 26(b). Except as required by Section 26(b), any installment payments that would have been made to Employee during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments will be made as provided in this Agreement, unless subject to the 6-month payment delay described herein. Any severance payments under this Agreement that would not be considered Deferred Compensation Separation Benefits will be paid on, or, in the case of installments, will not commence until, the first payroll date that occurs on or after the date the Release becomes effective and any installment payments that would have been made to Executive during the period prior to the date the Release becomes effective following Executive’s separation from service but for the preceding sentence will be paid to Executive on the first payroll date that occurs on or after the date the Release becomes effective. Notwithstanding the foregoing, this Section 9(b) shall not limit Executive’s ability to obtain expense reimbursements under Section 6 or any other compensation or benefits otherwise required by law or in accordance with written Company plans or policies, as then in effect.

(c) Transition. The Executive shall be obliged to negotiate, in good faith, the engagement of Executive to assist with the transition of Executive’s tasks, etc. to the new executive officer.

10. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” shall mean: (i) Executive’s continued willful failure to substantially perform Executive’s material duties and obligations under this Agreement (for reasons other than death or Disability), which failure, if curable in the reasonable opinion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice from the Company of such failure, describing in reasonable detail the nature and scope of such failure; (ii) Executive’s failure or refusal to comply with the policies, standards and regulations established by the Company from time to time and communicated to Executive which failure, if curable in the reasonable opinion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice of such failure from the Company, describing in reasonable detail the nature and scope of such failure; (iii) any act of personal dishonesty, fraud, embezzlement, misrepresentation, or other unlawful act committed by Executive that benefits Executive at the expense of the Company; (iv) the Executive’s violation of a federal or state law or regulation applicable to the Company’s business; (v) the Executive’s violation of, or a plea of nolo contendre or guilty to, a felony under the laws of the United States or any state; or (vi) the Executive’s material breach of the terms of this Agreement or the Confidential Information Agreement (defined below).

(b) Disability. For purposes of this Agreement, “Disability” means that Executive, at the time notice is given, has been unable to substantially perform Executive’s duties under this Agreement for not less than one-hundred and twenty (120) work days within a twelve (12) consecutive month period as a result of Executive’s incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation.

(c) Good Reason. For purposes of this Agreement, “Good Reason” means Executive’s written notice of Executive’s intent to resign for Good Reason with a reasonable description of the grounds therefor within 10 days after the occurrence of one or more of the following without Executive’s consent, and subsequent resignation within 30 days following the expiration of any Company cure period (discussed below): (i) a material reduction of Executive’s duties, position or responsibilities (provided, however, that any change in duties, position, or responsibilities due to the Company becoming a subsidiary or division of another entity shall not be Good Reason); (ii) a material reduction in Executive’s Base Salary (other than a reduction of not more than 10% that is applicable to similarly situated executives of the Company); (iii) a material breach of this Agreement by the Company; or (iv) a material change in the geographic location of Executive’s primary work facility or location; provided, that a relocation of less than 50 miles from Executive’s then present location will not be considered a material change in geographic location. Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 60 days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than 30 days following the date of such notice if such act or omission is capable of cure, in the reasonable opinion of Executive and is cured to the reasonable satisfaction of Executive within such period.

11. Company Matters.

(a) Proprietary Information and Inventions. In connection with Executive’s employment with the Company, Executive will receive and have access to Company confidential information and trade secrets. Accordingly, enclosed with this Agreement is an Employee Confidential Information and Inventions Assignment Agreement (the “Confidential Information Agreement”) which contains restrictive covenants and prohibits unauthorized use or disclosure of the Company’s confidential information and trade secrets, among other obligations. Executive agrees to review the Confidential Information Agreement and only sign it after careful consideration.

(b) Ventures. If, during Executive’s employment, Executive is engaged in or associated with planning or implementing of any project, program or venture involving the Company and any third parties, all rights in such project, program or venture shall belong to the Company (or third party, to the extent provided in any agreement between the Company and the third party). Except as approved by the Board in writing, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith other than the salary or other compensation to be paid to Executive as provided in this Agreement.

(c) Resignation on Termination. On termination of Executive’s employment, regardless of the reason for such termination, Executive shall immediately (and with contemporaneous effect) resign any directorships, offices or other positions that Executive may hold in the Company or any affiliate, unless otherwise agreed in writing by the Parties.

12. Choice of Forum. Both parties consent to the personal jurisdiction of the state and federal courts in Suffolk County, Massachusetts.

13. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

14. Notices. All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be delivered via e-mail, personally by hand or by courier, mailed by United States first-class mail, postage prepaid, or sent by facsimile directed to the Party to be notified at the address or facsimile number indicated for such Party on the signature page to this Agreement, or at such other address or facsimile number as such Party may designate by ten (10) days’ advance written notice to the other Parties hereto. All such notices and other communications shall be deemed given upon personal delivery, three (3) days after the date of mailing, or upon confirmation of facsimile transfer or e-mail. Notices sent via e-mail under this Section shall be sent to either the e-mail address in this Agreement, or for e-mails sent by the Company to Executive, to the last e-mail address on file with the Company.

15. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

16. Integration. This Agreement, together with the Option Plan and the Confidential Information Agreement represents the entire agreement and understanding between the Parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

17. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes. The Executive accepts, that Executive will be liable to pay Danish taxes according to the Danish tax rules on International Hiring-out of Labour (currently a flat rate tax of 35.6%), for Executive’s work and services performed in Denmark on behalf of Hemab ApS. Executive accepts, that the Company will deduct Danish taxes incurred under the Danish rules on International Hiring-out of Labour from Executive’s Base Salary. Executive is responsible for claiming foreign tax credit in The United States of America for Danish taxes for work and services rendered in Denmark to Hemab ApS.

18. Waiver. No Party shall be deemed to have waived any right, power or privilege under this Agreement or any provisions hereof unless such waiver shall have been duly executed in writing and acknowledged by the Party to be charged with such waiver. The failure of any Party at any time to insist on performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof. No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach

19. Governing Law. This Agreement will be governed by the laws of the Commonwealth of Massachusetts (with the exception of its conflict of laws provisions).

20. Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s legal counsel, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

21. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

22. Effect of Headings. The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

23. Construction of Agreement. This Agreement has been negotiated by the respective Parties, and the language shall not be construed for or against either Party.

24. Parachute Payments. If any payment or benefit Executive would receive from the Company or otherwise in connection with a Change in Control or other similar transaction (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”). Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

(a) Unless Executive and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change in control transaction triggering the Payment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within 15 calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

(b) If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section, Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

25. Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A.

(b) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above.

(d) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above. For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(e) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

[Remainder of page is intentionally blank; Signature page follows]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of __ / __ 2022.

“COMPANY”

HEMAB THERAPEUTICS INC.

By:	/s/ Mads Behrndt

Address:

251 Little Falls Drive

City of Wilmington, County of New Castle, 19808

State of Delaware, U.S.A.

Attn: Mads Behrndt

Fax Number:

Email: [**]

“EXECUTIVE”

BENNY SØRENSEN

/s/ Benny Sørensen
Benny Sørensen

Address:

[**]

Fax Number:

Email: [**]

Enclosures

Duplicate Executive Employment Agreement

Employee Confidential Information and Inventions Assignment

Agreement Massachusetts Earned Sick Time Notice of Employee Rights

Equal Employment Opportunity and Policy Prohibiting Harassment, Discrimination and Retaliation

HEMAB INC.

EXECUTIVE EMPLOYMENT AGREEMENT

SIGNATURE PAGE

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”), entered into as of the date indicated below, amends that certain 2022 Executive Employment Agreement by and between Hemab Therapeutics Inc. (the “Company”) and Benny Sørensen (“Executive”) (the “Employment Agreement”). The Amendment will take effect immediately upon the closing date of the initial public offering (the “IPO”) of Hemab Therapeutics Holdings, Inc. (the “Amendment Effective Date”), provided that Executive remains employed by the Company on such date. Until the Amendment Effective Date, the Employment Agreement (as in effect prior to this Amendment) will remain in full force and effect and continue to govern Executive’s employment with the Company. For the avoidance of doubt, if the contemplated IPO does not occur, this Amendment will not take effect and shall be null and void.

WHEREAS, the Company and the Executive desire to amend certain terms of the Employment Agreement effective upon the closing of the IPO;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive and the Company hereby agree to the following changes to the Employment Agreement, effective as of the Amendment Effective Date:

1.

Section 1 of the Employment Agreement is hereby amended to add at the end of the Section the following sentence: “Executive will also serve as Chief Executive Officer and President of Hemab Therapeutics Holdings, Inc. (the “Parent”).”

2.	Section 3(a) of the Employment Agreement is hereby amended to replace “$40,000 per month” with “$52,083.33 per month”.

3.	Section 3(c) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

(c) Annual Bonus. Following the end of each fiscal year during which Executive is employed by the Company, Executive will be eligible to receive an annual discretionary performance bonus for such year (the “Annual Bonus”). The target amount of the Annual Bonus will be 55% of the Base Salary during the applicable year (the “Target Bonus”). Executive’s actual Annual Bonus, if any, may be more or less than the Target Bonus and will be based on Executive’s performance and the performance of the Company during the applicable fiscal year, with the Company’s performance measured by a mutually agreed upon plan, which plan will describe relevant Company milestones, targets and criteria for evaluating Company performance for purposes of calculating an Annual Bonus. The Company and Executive will negotiate in good faith and cooperate in the preparation of such plan at or about the end of each fiscal year of the Company. Executive must be an active employee of the Company on the date annual bonuses are paid for a fiscal year (which will be no later than March 15th of the following fiscal year) in order to be eligible for and to earn an Annual Bonus for that year, as the Annual Bonus also serves as an incentive to remain employed by the Company.

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4.	Section 9(a) (including, for the avoidance of doubt, Section 9(a)(i)) of the Employment Agreement) is hereby deleted in its entirety and replaced with the following:

(a) Effect of Termination. Executive will be eligible to receive the severance benefits set forth in either (i) or (ii) below, as applicable:

(i) Termination Not in Connection with a Change in Control. If, outside the period commencing on the date three (3) months prior to a Change in Control (as defined below) and ending on the date twelve (12) months following a Change in Control (the “Change in Control Period”), Executive is terminated by the Company without Cause (excluding any termination due to death or Disability) or Executive resigns for Good Reason (either, a “Qualifying Termination”), then, subject to Sections 9(b) and 25 below, Executive shall be entitled to receive the following: (A) for a period of twelve (12) months from the date of the Qualifying Termination (the “Non-CIC Severance Period”), the Company will continue to pay to Executive his then current Base Salary, less all applicable taxes and withholdings, to be paid ratably in accordance with the Company’s regular payroll practices, beginning at such time as is set forth in Section 9(b) below; and (B) if Executive is eligible for and timely elects continuation of group health plan benefits pursuant to the “COBRA” law, and so long as the Company can provide such benefit without violating the nondiscrimination requirements of applicable law, the Company will, until the earliest of (x) the end of the Non-CIC Severance Period, (y) the date Executive becomes eligible for health insurance benefits through another employer, and (z) the date Executive otherwise become ineligible for COBRA, continue to pay the share of the premiums for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage (the remaining balance of any premium costs shall timely be paid by Executive on a monthly basis for as long as, and to the extent that, Executive remains eligible for COBRA continuation). Executive authorizes the Company to deduct from his severance payments the portion of such premiums for which Executive is responsible.

(ii) Termination In Connection with a Change in Control. If, during the Change-In-Control Period, Executive is subject to a Qualifying Termination, then subject to Sections 9(b) and 25 below, Executive shall be entitled to receive the following: (A) for a period of eighteen (18) months from the date of the Qualifying Termination (the “CIC Severance Period”), the Company will continue to pay to Executive his then current Base Salary, less all applicable taxes and withholdings, to be paid ratably in accordance with the Company’s regular payroll practices, beginning at such time as is set forth in Section 9(b) below; (B) the Company will pay Executive an additional severance payment in an amount equal to one hundred fifty percent (150%) of the Target Bonus for the year in which the Qualifying

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Termination occurs, to be paid during the CIC Severance Period in eighteen (18) substantially equal monthly installments in accordance with the Company’s regular payroll practices; (C) if Executive is eligible for and timely elects continuation of group health plan benefits pursuant to COBRA, and so long as the Company can provide such benefit without violating the nondiscrimination requirements of applicable law, the Company will, until the earliest of (x) the end of the CIC Severance Period, (y) the date Executive becomes eligible for health insurance benefits through another employer, and (z) the date Executive otherwise become ineligible for COBRA, continue to pay the share of the premiums for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage (the remaining balance of any premium costs shall timely be paid by Executive on a monthly basis for as long as, and to the extent that, Executive remains eligible for COBRA continuation); and (D) the Company will accelerate the vesting of one hundred percent (100%) of Executive’s then outstanding unvested time-based equity awards, notwithstanding any provision to the contrary in any such equity awards. Executive authorizes the Company to deduct from his severance payments the portion of COBRA premiums for which Executive is responsible.

5.	Section 10 of the Employment Agreement is hereby amended to add the following definition as Section 10(d):

(d) Change in Control. For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events:

(i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Parent if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Parent (the “Outstanding Parent Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Parent entitled to vote generally in the election of directors (the “Outstanding Parent Voting Securities”); provided, however, that for purposes of this Section 10(d) the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Parent or (B) any acquisition by any entity pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of Section 10(d)(iii) of this definition;

(ii) a change in the composition of the Board of Directors of the Parent (the “Parent Board”) that results in the Continuing Directors (as defined below) no longer constituting a majority of the Parent Board (or, if applicable, the Board of Directors of a successor corporation to the Parent), where the term “Continuing Director” means at any date a member of the Parent Board (x)

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who was a member of the Parent Board on the Amendment Effective Date or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Parent Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Parent Board; or

(iii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Parent or a sale or other disposition of all or substantially all of the assets of the Parent (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) the Outstanding Parent Common Stock and Outstanding Parent Voting Securities immediately prior to such Business Combination represent more than 50% of the then-outstanding shares of common stock or other common equity and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors or other governing body, respectively, of the resulting or acquiring entity in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Parent or substantially all of the Parent’s assets either directly or through one or more subsidiaries) (such resulting or acquiring entity is referred to herein as the “Acquiring Entity”) and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Parent or by the Acquiring Entity) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Entity, or of the combined voting power of the then-outstanding securities of such entity entitled to vote generally in the election of directors or other governing body (except to the extent that such ownership existed prior to the Business Combination).

6.

Executive agrees to execute the Non-Competition and Non-Solicitation Agreement enclosed as Exhibit A hereto within ten (10) business days following Executive’s receipt of such Non-Competition and Non-Solicitation Agreement. Executive acknowledges that his eligibility to receive the severance benefits set forth in Section 3 of this Amendment, subject to the terms and conditions of Section 3, is contingent upon his agreement to the non-competition provision set forth in the Non-Competition and Non-Solicitation Agreement, and that such consideration was mutually agreed upon by Executive and the Company and is fair and reasonable in exchange for Executive’s compliance with such non-competition obligation. The Non-Competition and Non-Solicitation Agreement will take effect upon the later of (x) the eleventh (11th) business day following Executive’s receipt of the

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Non-Competition and Non-Solicitation Agreement, and (y) the Amendment Effective Date. Once effective, the Non-Competition and Non-Solicitation Agreement shall be deemed to amend the Confidential Information Agreement (as defined in the Employment Agreement) by superseding and replacing Sections 5 and 6 of the Confidential Information Agreement in their entirety (but not, for the avoidance of doubt, the remaining sections of the Confidential Information Agreement, which remain unaltered and in full force and effect).

7.	Except as expressly modified by this Amendment, all terms of the Employment Agreement and Confidential Information Agreement remain in full force and effect.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year set forth below.

HEMAB THERAPEUTICS INC.	BENNY SØRENSEN

/s/ John Maraganore, Ph.D.	/s/ Benny Sørensen
By: John Maraganore, Ph.D.
Title: Chairman of the Board

4/16/2026	4/16/2026
Date	Date

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Exhibit A

NON-COMPETITION AND NON-SOLICITATION AGREEMENT